EXHIBIT 23

Consent of Independent Auditors



To the Board of Directors and Shareholders of Xerox Corporation



We consent to the incorporation by reference in the Registration Statement of Xerox Corporation on Form S-3 (No. 333-34333) of our reports dated January 23, 1998 relating to the consolidated balance sheets of Xerox Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income and cash flows and related schedule for each of the years in the three-year period ended December 31, 1997, which reports appear in or are incorporated by reference in the 1997 Annual Report on Form 10-K of Xerox Corporation.





                                          KPMG PEAT MARWICK LLP





Stamford, Connecticut
March 23, 1998